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                                                                     Exhibit 3.4


                                     BYLAWS

                                       OF

                          ADVANCE TRUCKING CORPORATION

                                    ARTICLE I

                                  Stockholders
                                  ------------

         The stockholders of the company shall be those who appear on the books of the company as holders of one or more shares of the capital stock, and the records of the company shall be the only evidence as to who are the stockholders.

                                   ARTICLE II

                           Meeting of the Stockholders
                           ---------------------------

         Section 1. The annual meeting of the stockholders of the company shall
         ---------
be held on the second Tuesday in the second month following the end of the company's fiscal year at the office of the company, unless otherwise stated in the notice of the meeting.

         Section 2. Special meetings of the stockholders may be called by the
         ---------
President, the Board of Directors or the holders of not less than one-third of all of the shares entitled to vote at such meeting.

         Section 3. Notices of meetings of the stockholders and waivers of such
         ---------
notices shall be given or accepted in accordance with the appropriate provisions of the Virginia Stock Corporation Act.


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                                   ARTICLE III

                               Board of Directors
                               ------------------

         Section 1. The business and affairs of the company shall be managed by
         ---------
a Board of Directors subject to any requirement of stockholder action required by law. The Board of Directors shall be composed of two members. This number may be changed at any time by amendment of these bylaws.

         Section 2. The Directors shall be elected at each annual meeting of the
         ---------
stockholders.


         Section 3. The Board of Directors shall hold its meetings at such time
         ---------
and place as it may designate, or in absence of designation by the Board of Directors, at such place as shall be designated in the notice, and a meeting may be called at any time by the President, or by any director. Reasonable notice of the time and place of each meeting of the directors shall be given to all directors. A majority of the qualified members shall constitute a quorum.

                                   ARTICLE IV

                                    Officers
                                    --------

         The executive officers of the company shall be a President, one or more Vice Presidents, a Secretary and a Treasurer, all of whom shall be elected by the Board of Directors each year as soon after the annual meeting of the stockholders as conveniently may be, and such other officers as may from time to time be elected or appointed by the Board of Directors. To the extent permitted by law, one person may hold more than one office in the company.

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                                  ARTICLE V

                          President and Vice President
                          ----------------------------

         Section 1. The President shall be the chief executive officer of the
         ---------
company. He shall attend and preside at all meetings of the Board of Directors, exercise general supervision over the property, business and affairs of the company, and do everything and discharge all duties generally pertaining to his office as the executive head of a company of this character, subject to the control of the Board of Directors. He shall at each annual meeting of the stockholders render a general report of the company's condition and business.

         Section 2. In case of the absence of the President, or his inability to
         ---------
act, his duties shall be performed by the Vice President, who, in that event, shall have and exercise all of the above specific powers of the President. Otherwise, the Vice President shall perform such duties as may be prescribed by these bylaws or by the Board of Directors.

         Section 3. In the absence of both the President and Vice President the
         ---------
Board of Directors may designate some other one of their number to discharge such executive duties as may be required.

                                   ARTICLE VI

                                    Treasurer
                                    ---------

         The Treasurer shall, to the extent provided by the Directors, have charge and custody of the funds, securities of whatsoever nature, and other like property of the company. The Board of Directors shall designate the officer or officers, or other persons, who shall give, negotiate or endorse checks, notes and bills as may be required for the business of the

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company. The Treasurer shall have authority to collect funds of the company and shall deposit same in such bank or banks as the Board of Directors from time to time designate, and the same shall not be withdrawn thereafter except by checks executed in accordance with authority of the Board of Directors. The Board of Directors may from time to time appoint one or more persons who may exercise some or all of the authority of the Treasurer, either alone or in conjunction with the Treasurer, and who in such capacity shall be Assistant Treasurer(s) of the Company.

                                   ARTICLE VII

                                    Secretary
                                    ---------

         The Secretary shall sign, with the President or Vice President, all certificates of stock. The Secretary shall keep a book containing the names of all persons who are now or may hereafter become stockholders of the company, showing their places of residence, the number of shares held by them respectively, and the time when they respectively became the owners of such shares; he shall keep a record of the proceedings of the meetings of the stockholders and directors of the company; he shall have charge of the seal of the company, and shall perform such other duties as pertain to said office, or as the President or Board of Directors may from time to time require. The Board of Directors may from time to time appoint one or more persons who may exercise some or all of the authority of the Secretary, either alone or in conjunction with the Secretary, and who in such capacity shall be Assistant Secretary(s) of the Company.

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                                  ARTICLE VIII

                                    Dividends
                                    ---------

         The Board of Directors of the company may, from time to time, declare and the company may pay, dividends on its shares only in accordance with the provisions of Section 13.1-653 of the Virginia Stock Corporation Act.

                                   ARTICLE IX

                                 Corporate Seal
                                 --------------

         The corporate seal of the company shall be impressed upon the margin of this page.

                                    ARTICLE X

                                   Fiscal Year
                                   -----------

         The fiscal year of the company shall end on December 31of each year.

         The foregoing bylaws of Advance Trucking Corporation were duly adopted by unanimous consent of the directors in lieu of a special meeting of the Board of Directors of the corporation effective April 15, 1998.


                                       /s/ J. O'Neil Leftwich
                                       -----------------------------------------
                                       J. O'Neil Leftwich, Secretary

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